Exhibit 99.1

Staffing 360 Solutions Announces Record Quarterly Adjusted EBITDA of $1.7 Million

Company Reaffirms Fiscal Q1 Revenue of $47 Million, Net Loss Improves to $1.3 Million and Adjusted EBITDA Expected to be $1.7 Million, a 180% Increase Year Over Year

New York, NY – September 28, 2016 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and the UK, today pre-announced its unaudited financial results for the fiscal first quarter ended August 31, 2016, including record revenue and Adjusted EBITDA levels.

Subject to the completion of the review of Staffing 360 Solutions’ full financial statements and filing with the SEC, the results for fiscal Q1 2017 are expected to be as follows:

•	Revenue of $47 million, a 30% increase over $36 million in Q1 2016,
•	Gross profit of $8.4 million, a 33% increase over $6.3 million in Q1 2016;
•	Net loss of $1.3 million, a 23% improvement compared to $1.7 million in Q1 2016;
•	Adjusted EBITDA of $1.7 million, a 180% increase over $0.6 million in Q1 2016.

“The August quarter is typically one of the strongest quarters of the year and we demonstrated this by hitting a record $47 million of revenue and over 30% growth year over year,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Our net loss has improved year over year, and perhaps even more impressive, is our Adjusted EBITDA, which is expected to be $1.7 million for fiscal Q1 and $5.2 million for the trailing twelve months, a 25% increase over our fiscal year results that were just announced at the beginning of September. Once again we have broken records, and this is the largest quarterly Adjusted EBITDA figure in Staffing 360 Solutions’ history.”

Mr. Flood continued, “This sizable $1.7 million figure has been supported by improving margins at both the gross profit and EBITDA levels and by increased productivity and cost controls.  Not only is our Adjusted EBITDA increasing over 180% compared to the same period last year, this puts us on a strong growth trajectory to achieve even more milestones in fiscal 2017 and beyond.”

The Company expects to announce its financial results for the fiscal first quarter ended August 31, 2016 via press release and Form 10-Q before the SEC filing deadline in mid-October, along with an earnings conference call.

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry.  The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

212.634.6410

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Non-GAAP Adjusted EBITDA Calculations
Comparing the Three Months Ended August 31, 2016 and 2015
(All Amounts in Millions)
(Unaudited)

	Fiscal Q1 2017	Fiscal Q1 2016

	For the Three Months Ended August 31, 2016	For the Three Months Ended August 31, 2015

Net Loss Attributable to Common Stock	$ (1.3)	$ (1.7)

Adjustments:
Interest Expense	$ 0.6	$ 0.5
Benefit (Provision) For Taxes	0.1	-
Depreciation and Amortization	1.3	1.3
Non-Recurring Expenses	0.8	0.3
Non-Cash Expenses	0.2	0.2

Adjusted EBITDA	$ 1.7	$ 0.6

* During the fourth quarter of fiscal 2016, the Company reclassified certain banking fees, previously reported within Loss from Operations, to Interest Expense for all quarters during the fiscal 2016 year.  Adjusted EBITDA has changed as a result, based on these historical adjustments, from approximately $0.4 million to $0.6 million for the three months ended August 31, 2015.